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                         CERTIFICATE OF AMENDMENT OF THE

                              AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION OF

                             PEREGRINE SYSTEMS, INC.

         Peregrine Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of the Corporation, a resolution was duly adopted approving the following proposed amendment to Article Fourth(a) of the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate") and calling for the submission of such amendment to the stockholders of the Corporation for consideration and approval:

                  "FOURTH: (a) The Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock which this Corporation shall have the authority to issue shall be 200,000,000, $.001 par value, and the total number of shares of Preferred Stock this Corporation shall have authority to issue shall be 5,000,000, $.001 par value."

         SECOND: That at the Corporation's Annual Meeting of Stockholders held on September 9, 1998, the stockholders of the Corporation representing greater than the minimum number of shares required by the Delaware General Corporation Law and the Certificate to approve the foregoing amendment voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Stephen P. Gardner, its President and Chief Executive Officer, and attested by Richard T. Nelson, its Secretary, this 10th day of September, 1998.

                                         PEREGRINE SYSTEMS, INC.

                                         /s/ Stephen P. Gardner
                                         ---------------------------------------
                                         Stephen P. Gardner,
                                         President and Chief Executive Officer

ATTESTED:


/s/ Richard T. Nelson
-----------------------------------
Richard T. Nelson, Secretary